CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm under the captions  “Financial Highlights” in the Prospectus and “Independent Registered Public Accounting Firm” and “Financial Statements” in the Statement of Additional Information in this Post-Effective Amendment to the Registration Statement of Neuberger Berman Income Funds, and to the incorporation by reference of our report dated April 12, 2013 for Neuberger Berman New York Municipal Income Fund (formerly The Empire Builder Tax-Free Bond Fund, or the “Predecessor Fund”), a series of Neuberger Berman Income Funds, included in the February 28, 2013 Annual Report to Shareholders of the Predecessor Fund.

/s/ TAIT, WELLER & BAKER LLP

Philadelphia, Pennsylvania
June 25, 2013